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Exhibit 11

         STATEMENTS REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE


                                                         Three Months Ended September 30
                                                         -------------------------------
                                                               1995           1994
                                                            --------------------------
Net income (loss) per share was calculated as follows:

Primary:

    Income (loss) from continuing operations before
         discontinued operations                            ($  136,026)   $   776,355

    Income (loss) from discontinued operations                                 (41,141)
                                                            -----------    -----------

    Net income (loss)                                       ($  136,026)   $   735,214
                                                            ===========    ===========

    Weighted average common shares outstanding                3,016,028      1,437,534

    Incremental shares under stock options computed
         under the treasury stock method using the
         average market price of the issuer's common
         stock during the periods                                11,063          6,997

    Weighted average common and common
         equivalent shares outstanding unless
         antidilutive                                         3,016,028      1,444,531

    Income (loss) per share from continuing
         operations                                                (.05)           .54

    Income (loss) per share from discontinued
         operations                                                --             (.03)

    Net income (loss) per share                                    (.05)           .51

Fully diluted:

    Income (loss) from continuing operations
         before discontinued operations                     ($  136,026)   $   776,355

    Income (loss) from discontinued operations                     --          (41,141)
                                                            -----------    -----------

    Net income (loss)                                       ($  136,026)   $   735,214
                                                            ===========    ===========

    Weighted average common shares outstanding                3,016,028      1,437,534

    Incremental shares under stock options computed
         under the treasury stock method using the
         market price of the issuer's common stock
         at the end of the periods if higher than the
         average market price                                    11,063          6,997

    Weighted average common and common equivalent
         shares outstanding unless antidilutive               3,016,028      1,444,531

    Income (loss) per share from continuing operations             (.05)           .54

    Income (loss) per share from discontinued
         operations                                                --             (.03)

    Net income (loss) per share                                    (.05)           .51
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